FORM 8-K


                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                              Form 8-K
                           Current Report


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report
January 29, 1997
----------------

                     FIRST REPUBLIC BANCORP INC.
                     ---------------------------
       (Exact name of registrant as specified in its charter)


         Delaware                     0-15882                   94-2964497
----------------------------        ------------           ------------------
(State or other jurisdiction         Commission               (IRS Employer
 of incorporation)                  File Number)           Identification No.)



                          388 Market Street
                        San Francisco, CA  94111
                        ------------------------
         (Address of principal executive office) (Zip Code)


                            (415) 392-1400
                            --------------
        (Registrant's telephone number, including area code)


                            Not applicable
                            --------------
     (Former name, former address, if changed since last report)

                         Item 5.  Other Events

First Republic Bancorp Inc. hereby files with the Securities and Exchange Commission (the "Commission") its press release, dated January 28, 1997, concerning its earnings release for the fourth quarter and year ended December 31, 1996, as distributed on January 28, 1997.




                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               First Republic Bancorp Inc.

                               (Registrant)



Date: January 29, 1997

                                --------------------------------
                                Willis H. Newton, Jr.
                                Senior Vice President and
                                Chief Financial Officer

FOR IMMEDIATE RELEASE
---------------------

                 FIRST REPUBLIC BANCORP REPORTS RECORD
               FOURTH QUARTER AND FULL YEAR 1996 RESULTS

                                                    Common Stock Symbol - FRC
                                                    New York/Pacific Exchanges

  San Francisco, California, January 28, 1997 - First Republic Bancorp Inc. today reported net income of $12,507,000 for the year ended December 31, 1996 compared with $1,170,000 in 1995. Fully-diluted earnings per share (EPS) were $1.37 for 1996, compared with $0.15 for 1995. For the fourth quarter, net income was $3,461,000 in 1996, compared with $1,605,000 in 1995, and fully-diluted EPS was $0.37 in 1996 versus $0.20 in 1995.

  For both the fourth quarter and full year periods of 1996, the increase in the Company's results, as compared to 1995, is attributed primarily to an increased level of net interest income and to lower loan loss provisions. In 1996, the Company experienced generally improved economic conditions in its geographic market areas, and originated and sold a higher level of loans.

  The Company's year-end ratio of capital to risk-adjusted assets was 14.80%. At December 31, 1996, total capital, including subordinated debentures and reserves, was $204,096,000.
Tangible book value per share was $16.46 at December 31, 1996.

  Total assets of First Republic Bancorp Inc. were
$2,156,599,000 at December 31, 1996.  Substantially all of the
Company's loan portfolio consists of first trust deed, real estate secured, California and Nevada loans, 85% of which are housing related and approximately 87% of which are adjustable within one year. The Company's asset growth continued to be focused on single family home loans, which grew to 66% of the loan portfolio at December 31, 1996 from 60% a year ago.

  The Company's deposits totalled $1,353,148,000 at December 31, 1996. The Company operates twelve retail branches in four metropolitan areas - San Francisco, Los Angeles, San Diego, and Las Vegas - with over $112,500,000 of average deposits per branch. At December 31, 1996, NOW checking, money market checking and passbook accounts represented 21% of total deposits.

  At December 31, 1996, nonaccruing loans and REO totalled $28,567,000, or 1.32% of total assets, which is a decline from 2.46% of total assets at December 31, 1995. The Company's nonaccruing loans include $16,193,000 of loans on which interest payments were received during the fourth quarter at an average payment rate of 8.6% on their recorded investment. Most of these loans had been restructured by waiver or deferral of interest, by interest rate concessions, or by the forgiveness of principal in certain cases. As a result of the terms of these restructurings, such loans will be reported as nonaccrual until a satisfactory payment history is achieved and the Company believes its recorded investment in the loans is secure.

  During the fourth quarter, the Company sold 16 foreclosed REO properties for a total of $13.0 million and generated net proceeds in excess of the written down basis of the assets by 6.0%. During the

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
FIRST REPUBLIC BANCORP INC.                                            Page 2

quarter, the Company added $750,000 to its reserves and recorded net chargeoffs of $1,495,000. At December 31, 1996, after such writedowns, the Company's reserves totalled $17,520,000, or 0.91% of total loans.

  At December 31, 1996, the Company had restructured performing loans of $7,220,000 and accruing single family loans more than 90 days past due of $4,565,000.

  In 1996, the Company recorded a higher level of total interest income for the fourth quarter and year, as a result of a larger average asset base. For the year, total interest income increased to $159,746,000 in 1996 from $139,594,000 in 1995. Net interest income increased to $46,712,000 in 1996, compared to $34,681,000 for 1995. The Company's net interest spread was 1.96% for the fourth quarter of 1996 and 1.98% for all of 1996, compared to 1.86% for the fourth quarter of 1995 and 1.60% for all of 1995. The Company's net interest income and net interest spread increased in 1996 primarily as a result of lower average rates paid on deposits and borrowings and lower average nonearning assets.

  The Company's non-interest expense totalled $24,711,000 in 1996, compared to $22,359,000 in 1995 and was $6,734,000 for the fourth quarter of 1996, compared to $6,255,000 for the same period in 1995.
As a percentage of average assets, recurring general and administrative expenses were 1.28% for the fourth quarter of 1996 and 1.17% for all of 1996, compared with 1.07% for all of 1995. This ratio increased for the fourth quarter and all of 1996 primarily due to increased compensation costs resulting from higher loan origination volume.
The Company's operating efficiency ratio, or net non-interest expense as a percentage of net interest income and recurring non-interest income, was 47.0% for 1996 compared to 48.8% for 1995.

  For the fourth quarter of 1996, the Company originated $199,445,000 of loans compared with $151,341,000 for the same period in 1995.
Total loans originated for the year were $848,278,000 in 1996 compared with $584,388,000 in 1995.

  For the year, the Company sold $172,769,000 of loans in 1996, and recorded gains of $1,345,000, compared to sales of $99,232,000 in 1995 and losses of $67,000. In 1996, gain on sale of loans includes
$1,495,000 related to the value of mortgage servicing rights. The portfolio of real estate loans serviced for third-party investors was $799,500,000 at December 31, 1996, compared to $804,856,000 at December 31, 1995.

  During the fourth quarter of 1996, $3,815,000 of the Company's $34.5 million issue of 7-1/4% convertible subordinated debentures were converted into 279,125 shares of common stock at a conversion price of $13.67 per share. This conversion, net of unamortized debt issuance costs, added $3,658,000 to the Company's stockholders' equity.

  In order to obtain operational and other efficiencies, the Company completed the combination of its two wholly-owned subsidiaries by the merger of First Republic Thrift & Loan into First Republic Savings Bank effective October 31, 1996. Subsequent to the merger, the Company has continued to provide the same products and services in all existing locations.

  First Republic Bancorp Inc. functions as a direct lender as well as a mortgage banker through its FDIC-insured, Nevada chartered industrial bank subsidiary. First Republic Savings Bank provides both loan and deposit services from twelve locations in the San Francisco, Los Angeles, Beverly Hills, San Diego California areas, and in Las Vegas, Nevada.

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
FIRST REPUBLIC BANCORP INC.                                            Page 3

                                             Twelve Months                     Three Months
                                            Ended December 31                Ended December 31
                                          --------------------             --------------------
Financial Results                          1996             1995               1996            1995
-----------------                     -------------    -------------     -------------    ------------
Total Interest Income                 $ 159,746,000    $ 139,594,000     $  41,341,000    $  37,288,000

Net Interest Income                   $  46,712,000    $  34,681,000     $  11,967,000    $   9,934,000

Provision for Losses                  $   5,838,000    $  14,765,000     $     750,000    $   2,050,000

Net Income                            $  12,507,000    $   1,170,000     $   3,461,000    $   1,605,000

Primary EPS                           $        1.62    $        0.15     $        0.44    $        0.21
                                      =============    =============     =============    =============

Fully-diluted EPS                     $        1.37    $        0.15     $        0.37    $        0.20
                                      =============    =============     =============    =============

Weighted Average Shares:
  Primary                                 7,705,460        7,589,225         7,928,142        7,576,963
  Fully-diluted                          10,246,419       10,126,096        10,363,814       10,126,028

Operating Information
---------------------
(*Quarterly Data Annualized)
Loan Origination Volume               $ 848,278,000    $ 584,388,000     $ 199,445,000    $ 151,341,000

Avg. Assets Per Employee              $  12,747,000    $  12,303,000     $  12,874,000    $  12,348,000

Return on Average Assets*                     0.61%            0.07%             0.65%            0.35%

Return on Average Common Equity*             10.86%            1.08%            11.43%            5.93%

Efficiency Ratio                              47.0%            48.8%             52.5%            43.4%

General and Administrative Expenses
  as % of Average Assets*                     1.17%            1.07%             1.28%            1.04%

Rates Earned/Paid
-----------------
Yield on Investments                          7.00%            6.79%             7.01%            6.94%

Yield on Loans                                8.00%            8.00%             7.91%            8.29%
                                      -------------    -------------     -------------    -------------

Earning Assets Yield                          7.90%            7.87%             7.82%            8.15%
                                      -------------    -------------     -------------    -------------

Cost of Deposits                              5.74%            5.93%             5.68%            6.05%

Cost of Borrowings                            6.25%            6.85%             6.22%            6.72%
                                      -------------    -------------     -------------    -------------

Liability Costs                               5.91%            6.27%             5.86%            6.29%
                                      -------------    -------------     -------------    -------------

Net Interest Spread                           1.98%            1.60%             1.96%            1.86%
                                      =============    =============     =============    =============

Margin on Earning Assets                      2.32%            1.97%             2.30%            2.23%
                                      =============    =============     =============    =============

FIRST REPUBLIC BANCORP INC.                                             Page 4

                                                   As of December 31,
                                         ------------------------------------
Financial Condition                             1996                 1995
-------------------                      ---------------      ---------------
Total Loans                              $ 1,923,449,000      $ 1,682,263,000
                                         ===============      ===============

Total Assets                             $ 2,156,599,000      $ 1,904,253,000
                                         ===============      ===============

Loans Serviced for
 Investors                               $   799,500,000      $   804,856,000
                                         ===============      ===============

Total Deposits                           $ 1,353,148,000      $ 1,140,441,000
                                         ===============      ===============

FHLB Advances                            $   591,530,000      $   570,530,000
                                         ===============      ===============

Stockholders' Equity                     $   126,410,000      $   108,260,000

Senior Subordinated Debentures                 9,966,000            9,974,000

Subordinated Debentures                       19,515,000           19,579,000

Convertible Subordinated Debentures           30,685,000           34,500,000

Reserves                                      17,520,000           18,068,000
                                         ---------------      ---------------

Total Capital                            $   204,096,000      $   190,381,000
                                         ===============      ===============

Capital-to-Risk-Adjusted Assets                    14.80 %              15.00 %
                                                   =====                =====

Tangible Stockholders'
  Equity Per Share                       $         16.46      $         14.76
                                         ===============      ===============

Number of Shares of
 Common Stock Actually Outstanding             7,675,854            7,330,400
                                               =========            =========

For further information call:
Willis H. Newton, Jr.
Senior Vice President and
Chief Financial Officer
388 Market Street
San Francisco, CA  94111
(415)392-1400

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